Exhibit 4.2.3
11% NOTES
FIRST SUPPLEMENTAL INDENTURE
     This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of ______ ___, 2006, is entered into among Alamosa (Delaware), Inc., a Delaware corporation (the “Company”), the subsidiary guarantors listed on the signature pages hereto (the “Subsidiary Guarantors”) and Wells Fargo Bank, N.A. (as successor by consolidation with Wells Fargo Bank Minnesota, N.A.), a national banking association, as trustee under the Indenture referred to below (the “Trustee”).
     WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed an Indenture, dated November 10, 2003 (the “Indenture”), providing for the issuance of the 11% Senior Notes due 2010 in the aggregate principal amount of $250,895,000, of which $250,895,000 aggregate principal amount are outstanding on the date hereof;
     WHEREAS, the Company is a wholly owned subsidiary of Sprint Nextel Corporation, a Kansas corporation (“Sprint Nextel”);
     WHEREAS, the Board of Directors of Sprint Nextel has determined it to be in the best interest of Sprint Nextel to guarantee all of the Company’s payment obligations under the Securities and the Indenture;
     WHEREAS, the Company desires to execute and deliver this First Supplemental Indenture to, among other things: (i) amend the Indenture to provide that the reports and other information required to be provided by the Company may instead be provided only with respect to Sprint Nextel if Sprint Nextel has guaranteed the payment obligations of the Company under the Securities and the Indenture; (ii) amend the Indenture to permit certain transactions and asset transfers between the Company, Sprint Nextel and the other Subsidiaries of Sprint Nextel; and (iii) add or modify certain defined terms and related text in the Indenture (collectively, the “Proposed Amendments”);
     WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company to make the Proposed Amendments;
     WHEREAS, Section 9.02 of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Securities (the “Required Consent”);
     WHEREAS, the Company has obtained the Required Consent; and
     WHEREAS, pursuant to Section 9.02 of the Indenture, the Company, the Subsidiary Guarantors and the Trustee are authorized to execute and deliver this First Supplemental Indenture.
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee covenant and agree for the equal and ratable benefit of the Holders as follows:

     1. Definitions. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Indenture, as amended by this First Supplemental Indenture.
     2. Amendments.
     2.1 The definition of “Asset Sale” set forth in Section 1.01 of the Indenture is amended by: (A) deleting “and” from the end of subsection (3) thereto; (B) deleting “.” from the end of subsection (4) thereto and inserting in lieu thereof “, and”; and (C) adding a subsection (5) thereto, which shall read as follows: “any disposition of assets to the Parent or any direct or indirect Subsidiary of the Parent.”
     2.2 Section 1.01 of the Indenture is amended to include the following definitions in their proper alphabetical location:
          “Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of the Company.
          “Parent Guarantee” means an unconditional Guarantee by a Parent, on a senior unsecured basis, of all monetary obligations of the Company under the Indenture and any outstanding Securities.
     2.3 Section 4.02 of the Indenture is amended by inserting the following text as a new paragraph at the end of Section 4.02:
“Notwithstanding the foregoing, if the Parent executes and delivers a Parent Guarantee, the reports and other information required by this Section 4.02 may instead be those filed with the Commission by the Parent and furnished with respect to the Parent without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act.”
     2.4 Section 4.09 of the Indenture is amended by deleting clauses (b) and (c) thereof in their entirety and inserting in lieu thereof the following text:
“(b) if such Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, the Company delivers to the Trustee a determination by its Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a)(2) of this paragraph.”
     3. Amendments to Securities. The Securities are hereby deemed to be amended, mutatis mutandis, to correspond to the amendments to the Indenture set forth in this First Supplemental Indenture.

     4. Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     5. Modification, Amendment and Waiver. The provisions of this First Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture executed by the Company, the Subsidiary Guarantors and the Trustee, and, to the extent such amendment, supplement or waiver adversely affects the rights of any Holders, with the Required Consent of such Holders. Any such amendment or supplemental indenture shall comply with Article IX of the Indenture. Until an amendment, waiver or other action by Holders becomes effective, a consent thereto by a Holder of a Security hereunder is a continuing consent by the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same obligation as the consenting Holder’s Security, even if notation of the consent, waiver or action is not made on the Security. After an amendment, waiver or action becomes effective, it shall bind every Holder.
     6. Ratification of the Indenture; First Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture and this First Supplemental Indenture are in all respects ratified and confirmed and all the terms, conditions and provisions thereof and hereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of this First Supplemental Indenture shall prevail. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
     7. Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.
     8. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREUNDER THAT WOULD INDICATE THE APPLICABILITY OF THE LAWS OF ANY OTHER JURISDICTION.
     9. Trustee Disclaimer. The Trustee has accepted the amendment of the Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to: (a) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof; (b) the proper authorization hereof by the Company by corporate action or otherwise; (c) the due execution hereof by the Company; (d) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representations with respect to any such matters; and (e) the validity or the sufficiency of the solicitation or the consent solicitation materials or procedure in connection therewith.
     10. Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     11. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
     12. Notices. Any request, demand, authorization, notice, waiver, consent or communication to any of the parties shall be made as set forth in Section 12.02 of the Indenture.
     13. Successors. All agreements of the Company and each of the Subsidiary Guarantors in respect of this First Supplemental Indenture shall bind their respective successors.
[Remainder of Page Blank — Signature Pages Follow]

11% NOTES
     IN WITNESS WHEREOF, this First Supplemental Indenture has been duly executed by the Company, the Subsidiary Guarantors and the Trustee as of the date first written above.

ALAMOSA (DELAWARE), INC.

By:

Name:	Gary D. Begeman
Title:	Vice President

EACH OF THE SUBSIDIARY GUARANTORS SET FORTH BELOW:

ALAMOSA PCS, INC.
TEXAS TELECOMMUNICATIONS LP
ALAMOSA WISCONSIN LIMITED
     PARTNERSHIP
ALAMOSA DELAWARE GP, LLC
ALAMOSA WISCONSIN GP, LLC
ALAMOSA FINANCE, LLC
ALAMOSA LIMITED, LLC
ALAMOSA HOLDINGS, LLC
ALAMOSA (WISCONSIN) PROPERTIES,
     LLC
ALAMOSA PROPERTIES, LP
ALAMOSA MISSOURI, LLC
ALAMOSA MISSOURI PROPERTIES, LLC
WASHINGTON OREGON WIRELESS, LLC
WASHINGTON OREGON WIRELESS
     PROPERTIES, LLC
WASHINGTON OREGON WIRELESS
     LICENSES, LLC
SWGP, L.L.C.
SWLP, L.L.C.
SOUTHWEST PCS, L.P.
SOUTHWEST PCS PROPERTIES, LLC
SOUTHWEST PCS LICENSES, LLC

By:

Name:	Gary D. Begeman
Title:	Vice President

WELLS FARGO BANK, N.A., as Trustee

By:

Name:

Title: